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PRESS RELEASE

CLIFTON SAVINGS BANCORP, INC. ANNOUNCES 1ST QUARTER RESULTS


      Clifton, New Jersey - August 2, 2006 -- Clifton Savings Bancorp, Inc. (NASDAQ: CSBK) (the "Company"), the holding company of Clifton Savings Bank, S.L.A. (the "Bank"), today announced the results of its operations for the three months ended June 30, 2006. Net income was $771,000 for the three months ended June 30, 2006, a decrease of $507,000, or 39.7%, as compared to $1.278 million for the three months ended June 30, 2005. Net income decreased primarily due to the effects of the increasing short-term interest rate environment on the Company's net interest margin and spread and the expense associated with recording stock awards. Both basic and diluted earnings per common share were $0.03 and $0.04, respectively, for the three months ended June 30, 2006 and March 31, 2006. Dividends declared per common share were $0.05 for both the three months ended June 30, 2006 and 2005. The quarterly dividend of $0.05, to be payable on September 1, 2006, is the tenth consecutive cash dividend paid by the Company since becoming a stock organization in March 2004.

      Net interest income decreased $474,000, or 10.0%, for the three months ended June 30, 2006, to $4.278 million, as compared to $4.753 million for the three months ended June 30, 2005, reflecting a 20 basis point decrease in the net interest margin coupled with a decrease of $7.9 million in average net interest-earning assets. Average interest-earning assets decreased $12.3 million, or 1.5%, which consisted of decreases of $60.0 million in mortgage-backed securities and $1.5 million in other interest-earning assets, partially offset by increases of $46.4 million in loans and $2.8 million in investment securities. Loans and investment securities increased primarily due to the redeployment of repayments of mortgage-backed securities and cash and cash equivalents into higher yielding assets. Average interest-bearing liabilities decreased $4.5 million, or 0.7%, which consisted of a decrease of $16.2 million in borrowings offset by an increase of $11.7 million in interest-bearing deposits. Net interest margin decreased to 2.11% for the quarter ended June 30, 2006, from 2.31% for the quarter ended June 30, 2005. The net interest rate spread decreased 34 basis points to 1.40%, as the 34 basis point increase to 4.54% in the average yield earned on interest-earning assets was not sufficient to offset the 68 basis point increase to 3.14% in the average rate paid on interest-bearing liabilities. These increases in yields and costs reflect an increase in the short term interest rate environment that the Company continued to experience during the quarter ended June 30, 2006.

      The provision for loan losses recorded during the three months ended June 30, 2006 decreased $50,000 or 50.0% to $50,000 from $100,000 for the three months ended June 30, 2005. The larger provision in the prior period was the result of a larger increase in the loan portfolio during the prior period. The gross loan portfolio increased $17.5 million, or 4.3%, from $405.4 million at March 31, 2006 to $422.9 million at June 30, 2006. The previous year's quarterly increase in the gross loan portfolio was $27.2 million, or 7.7%. The majority of the increase for the quarter ended June 30, 2006 was in one-to-four-family residential real estate loans, which increased $13.2 million, or 3.5% for the period. Non-performing loans decreased from $10,000 at March 31, 2006 (consisting of two one- to four-family residential real estate loan), to $0 at June 30, 2006. The percentage of non-performing loans to total loans has been consistently low, remaining under 0.01% to total gross loans at both period ends.

      Non-interest expense increased $379,000 or 14.1%, to $3.061 million for the three months ended June 30, 2006, as compared to $2.682 million for the three months ended June 30, 2005. Non-interest expense increased over the period primarily as a result of a $368,000, or 26.2% increase in salaries and employee benefits and a $165,000, or 123.4% increase in directors' compensation, partially offset by a decrease of $116,000, or 23.7% in miscellaneous expenses. The increases in salaries and employee benefits and directors' compensation were largely due to the granting of stock awards to employees and directors in 2005, pursuant to the Company's 2005 Equity Incentive Plan. The expense of these

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awards for the quarter  ended June 30, 2006 totaled  $337,000 for  employees and
$150,000 for outside directors. The decrease in miscellaneous expenses was mainly attributable to the prior period expensing of previously capitalized costs relating to potential branch sites.

      The Company's total assets decreased $4.0 million, or 0.5%, to $830.9 million as of June 30, 2006, from $834.9 million at March 31, 2006. Net loans increased $17.9 million, or 4.4%, to $421.6 million at June 30, 2006 from $403.7 million at March 31, 2006, primarily due to strong origination volume, which more than offset repayment levels. Securities, including both available for sale and held to maturity issues, decreased $23.0 million, or 5.9%, to $364.9 million at June 30, 2006, from $387.9 million at March 31, 2006. Cash and cash equivalents increased by $1.6 million, or 7.1 %, to $24.2 million at June 30, 2006 as compared to $22.6 million at March 31, 2006. The funds received from maturities and repayments of securities, along with cash and cash equivalent, were redeployed into higher yielding loans.

      Total liabilities remained constant at $637.1 million at June 30, 2006 and March 31, 2006. Deposits increased $3.9 million, or 0.7%, from $572.0 million as of March 31, 2006 to $575.9 million at June 30, 2006, which was offset by the decrease of $3.9 million, or 6.7% in borrowed funds, which had a balance of $54.0 million at June 30, 2006 as compared to $57.9 million at March 31, 2006. During the quarter ending June 30, 2006, $3.9 million of long-term borrowings were repaid in accordance with their original terms.

      Total stockholders' equity decreased $3.9 million, or 2.0%, to $193.8 million at June 30, 2006 from $197.7 million at March 31, 2006. The decrease resulted primarily from the repurchase of 434,689 shares of Company common stock for $4.6 million, cash dividends paid of $618,000 and a net increase in unrealized losses of $227,000 on the available for sale securities portfolios, partially offset by net income of $771,000, ESOP shares committed to be released of $193,000, and $487,000 for stock awards earned under the 2005 Equity Incentive Plan.

      The Company is the holding company of the Bank, a New Jersey chartered savings and loan association headquartered in Clifton, New Jersey. The Bank operates a total of 10 full-service banking offices in northeast New Jersey. The Company's majority stockholder is Clifton MHC, a federally chartered mutual holding company.

      This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.


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SELECTED  CONSOLIDATED FINANCIAL AND OTHER DATA

                                       AT JUNE 30,   AT MARCH 31,
                                      --------------------------------------
                                          2006          2006       % Change
                                      ------------  ------------  ----------
                                        (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets                             $830,929      $834,880      -0.47%
Loans receivable, net                     421,577       403,682       4.43%
Cash and cash equivalents                  24,261        22,623       7.24%
Securities                                364,924       387,850      -5.91%
Deposits                                  575,932       571,962       0.69%
FHLB advances                              54,006        57,874      -6.68%
Total equity                              193,809       197,748      -1.99%


                                             THREE MONTHS
                                             ENDED JUNE 30,
                                      --------------------------------------
                                          2006           2005      % Change
                                      -------------  ------------- ---------
                                         (Dollars in thousands)
OPERATING DATA:
Interest income                            $9,195        $8,627       6.58%
Interest expense                            4,917         3,874      26.92%
                                      -------------  -------------
Net interest income                         4,278         4,753      -9.99%
Provision for loan losses                      50           100     -50.00%
                                      -------------  -------------
Net interest income after
   provision for loan losses                4,228         4,653      -9.13%
Noninterest income                             64            78     -17.95%
Noninterest expense                         3,061         2,682      14.13%
                                      ------------- -------------
Earnings before income taxes                1,231         2,049     -39.92%
Total income taxes                            460           771     -40.34%
                                      -------------  -------------
Net earnings                               $  771        $1,278     -39.67%
                                      =============  =============
Basic and diluted earnings per share       $ 0.03        $ 0.04     -25.00%
                                      =============  =============

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                                                AT OR FOR THE THREE
                                                   MONTHS ENDED
                                                     JUNE 30,
                                               ---------------------
                                                 2006       2005
                                                 ----       ----

Performance Ratios (1):
Return on average assets                        0.37%       0.61%
Return on average equity                        1.58%       2.51%
Interest rate spread (2)                        1.40%       1.74%
Net interest margin (3)                         2.11%       2.31%
Noninterest expense to average assets           1.47%       1.27%
Efficiency ratio (4)                           70.50%      55.52%
Average interest-earning assets to
   average interest-bearing liabilities         1.29 x      1.30 x
Average equity to average assets               23.55%      24.15%
Basic and diluted earnings per share           $0.03       $0.04
Dividends per share                            $0.05       $0.05
Dividend payout ratio                          80.16%      50.08%

Capital Ratios:
Tangible capital                               17.27%      17.50%
Core capital                                   17.33%      17.55%
Risk-based capital                             45.89%      49.35%

Asset Quality Ratios:
Allowance for loan losses as a percent of
   total gross loans                            0.31%       0.31%
Allowance for loan losses as a percent of
   nonperforming loans                           N/A   120000.00%
Net charge-offs to average outstanding
   loans during the period                      0.00%       0.00%
Nonperforming loans as a percent of
   total loans                                  0.00%       0.00%
Nonperforming assets as a percent of
   total assets                                 0.00%       0.00%

Other Data:
Number of:
   Real estate loans outstanding               2,318       2,244
   Deposit accounts                           35,518      35,321
   Full service customer service facilities       10          10

------------------------------
(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.

CONTACT:

Clifton Savings Bancorp, Inc.
Bart D'Ambra, 973-473-2200